Exhibit 14.1

Nutriband Inc.

Code of Ethics

Preface

The honesty, integrity, ethics, respect for others and sound judgment displayed by directors, principal executives and financial officers of Nutriband Inc. (the “Company”) set the tone for business conduct, and are fundamental to the proper functioning, reputation and success of the Company. This Code of Ethics is composed of expressions of good behavior and good judgment to which all employees, officers and directors of the Company are required to adhere.

Our principal executives and financial officers hold an important and elevated role in our corporate governance. These individuals are key members of the management team, who are uniquely capable and empowered to ensure that the interests of the Company’s stakeholders (including stockholders, employees, collaborators, customers and partners) are appropriately balanced, protected and preserved. Such persons fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the Company’s business and financial operations.

This Code of Ethics is intended to supplement, and not replace, the various guidelines and documents that the Company has prepared on specific laws, rules, regulations and policies that all officers, directors and employees of the Company should be aware of, such as the Company’s Insider Trading Policy.

Code of Ethics

The principal executives, financial officers, employees and directors of the Company must:

●	Act with honesty, ethics and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships except as otherwise disclosed, approved and determined to be in the best interests of the Company and its stockholders;

●	As is required and/or necessary to conduct their duties, provide colleagues with information that is accurate, truthful, complete, objective, relevant, timely, and understandable, and be unafraid to present a contrary opinion;

●	Comply with applicable laws, rules, and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies, including, without limitation, with regard to all mandatory public disclosures;

●	Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

●	Respect the confidentiality of information acquired in the course of employment;

●	Except as may be approved by the board of directors of the Company (the “Board”) or a committee of independent or disinterested directors designated by the Board or as may be memorialized in agreements approved by the Board or a committee of independent or disinterested directors designated by the Board, refrain from (a) taking for themselves personally opportunities that belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

●	Deal fairly with the Company’s customers, suppliers, partners, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Stealing proprietary information, misusing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited;

●	Not, directly or indirectly, use bribes or other corrupt practices in conducting the Company’s business to influence any federal, state or local government employee in any country;

●	Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission or other federal or state regulatory agency and in other public communications made by the Company;

●	Be accountable for adherence to this Code of Ethics and otherwise proactively promote ethical and honest behavior within the workplace, and

●	Promptly report suspected violations of this Code of Ethics to senior management or, as applicable, the Chairman of the Audit Committee of the Board (or the Chairman of the Board, if there is no Audit Committee of the Board), and if, necessary, to outside counsel, as a last resort should earlier attempts to redress such violations fail.

All principal executives, financial officers, employees and directors are expected to adhere to this Code of Ethics at all times.

If a violation of this Code of Ethics is reported and substantiated, the Board may impose such sanctions or otherwise take such actions is it deems appropriate.

The Board or any committee of independent or disinterested directors designated by the Board shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics.

Any waiver (and the grounds for such waiver) for a principal executive or financial officer of, or an amendment to, this Code of Ethics shall be disclosed as required by the applicable rules and regulations of the Securities and Exchange Commission.

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